Exhibit 99.1

Seelos Therapeutics Announces Appointment of Judith Dunn to the Board of Directors

NEW YORK, May 15, 2020 (GLOBE NEWSWIRE) -- Seelos Therapeutics, Inc. (Nasdaq: SEEL), a clinical-stage biopharmaceutical company focused on the development of therapies for central nervous system disorders and rare diseases, announced today the appointment of Judith Dunn, Ph.D. to its Board of Directors.

Dr. Dunn has had an extensive career in the pharmaceutical and biotechnology industries having served in various roles at F. Hoffman-La Roche AG from March 2010 through January 2018, including Vice President, Global Head of Clinical Development and Principal Medical Group Leader, Neuroscience. She also served as the Executive Medical Director, CNS Clinical Development (Ph I-III) at Sepracor, Inc. from 2005 to 2010 and in a number of roles at Pfizer Inc. from 1997 to 2005, including Director, Worldwide Medical Affairs, Antipsychotics, Senior Associate Director, Global Candidate Leader, CNS Development and Associate Director, CNS Development.

"It's our privilege and honor to have Judy on our board as she brings a unique combination of clinical and regulatory experience from Roche and Pfizer in both Psychiatry and Neurology," said Raj Mehra, Ph.D., Chairman and CEO of Seelos. "She will be an invaluable resource to Seelos."

Beyond her industry experience, she has served as an entrepreneur in residence at Atlas Venture since June 2018, as the independent board member of Evolution Research Group since August 2018, as a member of the NYC Mayor's Advisory Council on Life Sciences since December 2016 and as a member of the Digital Health Breakthrough Network Advisory Board since 2017. Prior to that, she served as the chairman of the board of NYBIO from June 2016 to June 2018, as a board member of the Swiss American Foundation from January 2014 to January 2018, as a board member of the Partnership for NY Fund from 2014 to 2016 and as a board member of BioHealth Innovation Maryland from 2014 to 2015.

Dr. Dunn received a Postdoctoral Fellowship in New Drug Development from Pfizer, a Training Fellowship in Neuropharmacology from the Center for Brain Research, a Doctor of Philosophy, Developmental Neurobiology from Wesleyan University and a Bachelor of Science, Neurobiology from the University of Rochester.

Contact Information:
Anthony Marciano
Head of Corporate Communications
Seelos Therapeutics, Inc. (Nasdaq: SEEL)
300 Park Ave., 12th Fl
New York, NY 10022
(646) 293-2136
anthony.marciano@seelostx.com
www.seelostherapeutics.com
https://twitter.com/seelostx
https://www.linkedin.com/company/seelos